Exhibit 99.2

Monday, April 19, 2004

Press Release

Source:	Farmers National Banc Corp.
Frank L. Paden, President
20 South Broad St. P.O. Box 555
Canfield, OH 44406
330-533-3341
330-533-0451 (FAX)
Email: exec@fnbcanfield.com

FARMERS NATIONAL BANC CORP.
APPOINTS TWO NEW DIRECTORS

     CANFIELD, Ohio (April 19, 2004) — Attorney Anne Frederick Crawford and Mr. James R. Fisher have been appointed to the Board of Directors of Farmers National Banc Corp. (OTCBB: FMNB), holding company for Farmers National Bank. At the Annual Shareholders’ meeting held on March 30, Mr. Frank L. Paden, President, introduced Attorney Anne Frederick Crawford and Mr. James R. Fisher to all shareholders in attendance.

     Attorney Crawford is a partner with the law firm of Brennan, Frederick, Vouros and Yarwood since 1992. She is a member of the Mahoning County Bar Association and serves as advisory Board Member of the Mahoning Valley Epilepsy Fund Board. She has been active in the American Cancer Society, Mahoning County Unit where she as served as Advocacy Chair on the Board — receiving the Volunteer of the Year Award in 1993, and the Woman of the Year award in 2003.

     Mr. James R. Fisher is a Certified Public Accountant. Mr. Fisher had been employed with Hill Barth and King LLC, a local accounting firm since 1965. Mr. Fisher retired from that company in 1997 as a Partner and served two years as an Active Consultant. He now serves as an independent business consultant for various companies and is an owner/officer with the Akron Auto Auction, Inc. Jim is a member and past President of the Canfield Rotary Club; serves as a Board member at the Salem Golf Club and the Catholic Charities, an organization he has been affiliated with since 1972.

     Farmers National Bank operates sixteen banking offices throughout Mahoning, Trumbull, and Columbiana counties. The bank offers a wide range of banking and investment services to companies and individuals, and maintains a website at www.fnbcanfield.com.